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                                                                    EXHIBIT 23.5

                       [GOLDMAN, SACHS & CO. LETTERHEAD]


PERSONAL AND CONFIDENTIAL

DRAFT

May 10, 2000

Board of Directors
ArrowPoint Communications, Inc.
50 Nagog Park
Acton, Massachusetts 01720

Re: Registration Statement of Cisco Systems, Inc.

Gentlemen:

     Reference is made to our opinion letter dated May 4, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Company Shares"), of ArrowPoint Communications, Inc. (the "Company") of the exchange ratio of 2.1218 shares of Common Stock, par value $0.001 per share, of Cisco Systems, Inc. (the "Buyer") to be received for each Company Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 4, 2000, among Buyer, Archer Acquisition Corporation, a wholly-owned subsidiary of Buyer, and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Opinion of ArrowPoint's Financial Advisors" and "Appendix D -- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

     Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

                                          Very truly yours,

                                          (GOLDMAN, SACHS & CO.)